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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Sonat Exploration GOM Inc.
(formerly Zilkha Energy Company)

We consent to the incorporation by reference in registration statements (No. 33-64367 and No. 33-50142) on Form S-8 of Sonat Inc. of our report dated December 8, 1997, with respect to the balance sheets of Zilkha Energy Company as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Sonat Inc. dated April 23, 1998.

Our report refers to a change in accounting for oil and gas properties from the full cost method to the successful efforts method.


                                            KPMG Peat Marwick LLP

Houston, Texas
April 23, 1998